Exhibit 99.1

Chicken Soup for the Soul Entertainment’s Screen Media and Great Point Media

Establish a Film Acquisition Fund

$10M Initial Film Acquisition Fund Is Next Step in Growing Relationship

COS COB, CT – September 2, 2020 – Chicken Soup for the Soul Entertainment Inc. (Nasdaq: CSSE), one of the largest operators of streaming advertising-supported video-on-demand (AVOD) networks, today announced that its subsidiary Screen Media Ventures and Great Point Media have closed a new film acquisition facility initially funded at $10M.

“This financing allows us to build on our momentum in delivering higher-profile movies and TV series at a significantly lower cost of capital. Since Chicken Soup for the Soul Entertainment acquired Screen Media and Crackle, producers have been bringing us higher profile film and TV projects, like The Outpost, and the original series On Point, both of which have been phenomenal successes for the company,” said David Fannon, president of Screen Media. “We have a solid track record of identifying content that will be successful and this fund enables us to significantly expand our library by acquiring that type of content when it is available.”

“We are excited to again be working with Chicken Soup for the Soul Entertainment. We had previously financed two of their upcoming films, Willy’s Wonderland starring Nicolas Cage which has been completed and Trigger Point which will begin production shortly,” said Robert Halmi, chairman of Great Point Media. “We are already looking forward to expanding our relationship even further and expect to do so in the near future.”

“Our company, and our Screen Media business specifically are differentiated by a capital-efficient, lower-risk approach to acquiring content. This new fund which is 100% funded by Great Point Media, is structured with that approach front and center, creating a great opportunity to accelerate our content acquisition activities,” said William J. Rouhana Jr., chairman and chief executive officer of Chicken Soup for the Soul Entertainment. “We look forward to continue expanding our relationship with Great Point Media.”

ABOUT CHICKEN SOUP FOR THE SOUL ENTERTAINMENT

Chicken Soup for the Soul Entertainment, Inc. (Nasdaq: CSSE) operates streaming video-on-demand networks (VOD). The company owns a majority stake in Crackle Plus, a company formed with Sony Pictures Television, which owns and operates a variety of ad-supported and subscription-based VOD networks including Crackle, Popcornflix, Popcornflix Kids, Truli, Pivotshare, Españolflix and FrightPix. The company also acquires and distributes video content through its Screen Media subsidiary and produces original long and short-form content through Landmark Studio Group, its Chicken Soup for the Soul Originals division and APlus.com. Chicken Soup for the Soul Entertainment is a subsidiary of Chicken Soup for the Soul, LLC, which publishes the famous book series and produces super-premium pet food under the Chicken Soup for the Soul brand name.

ABOUT SCREEN MEDIA VENTURES, LLC

Screen Media Ventures, LLC, a Chicken Soup for the Soul Entertainment (Nasdaq: CSSE) company, acquires the rights to high quality, independent television series and feature films for the US and Canada. Screen Media Ventures acquires worldwide rights for distribution through theatrical, home video, pay-per-view, free, cable and pay television, video-on-demand, and new digital media platforms. The company acquires AVOD rights for third party networks and is the main supplier of content for Crackle Plus and other Chicken Soup for the Soul Entertainment properties. With a library of over 1,500 television series and motion pictures, Screen Media Ventures is one of the largest independent suppliers of high-quality TV series and motion pictures to U.S. and international broadcast markets, cable networks, home video outlets and new media venues. For more information, visit: www.screenmedia.net.

ABOUT GREAT POINT MEDIA GROUP

Founded in 2013 by Robert Halmi and Jim Reeve, Great Point Media specializes in the development, investment, distribution and sales of intellectual property in entertainment media. The U.K.-based company has produced and helped bring to the screen such acclaimed films as Damsel, Love After Love, The Party and Lady Macbeth.

Co-founder Robert Halmi is an Emmy Award and Golden Globe Award-winning film and television producer with over 300 production credits, including Tin Man, Farscape and Lonesome Dove.

Co-founder Jim Reeve is an Emmy Award-winning producer with 25 years’ experience in production finance and distribution with credits including Foyle’s War and Jack Higgins’ On Dangerous Ground.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks (including those set forth in the Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 30, 2020) and uncertainties which could cause actual results to differ from the forward-looking statements. The company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based. Investors should realize that if our underlying assumptions for the projections contained herein prove inaccurate or that known or unknown risks or uncertainties materialize, actual results could vary materially from our expectations and projections.

###

INVESTOR RELATIONS

Taylor Krafchik

Ellipsis

csse@ellipsisir.com

(646) 776-0886

MEDIA CONTACT
Kate Barrette
RooneyPartners LLC
kbarrette@rooneyco.com
(212) 223-0561